Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                              www.rivierahotel.com


FOR FURTHER INFORMATION
AT THE COMPANY                              INVESTOR RELATIONS
Mark Lefever, Treasurer and CFO             Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                        (208) 241-3704 Voice
(702) 794-9442 Fax                          (208) 232-5317 Fax
Email:  mlefever@theriviera.com             Email:   betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE

 RIVIERA REJECTS RIV ACQUISITION HOLDINGS' MARCH 26 MERGER PROPOSAL

         LAS VEGAS, NV - March 28, 2007 - Riviera Holdings Corporation (AMEX:
RIV) today reported that its board of directors has rejected a $27 per share cash merger proposal it received on March 26 from Riv Acquisition Holdings Inc. ("RAH").

         Riviera reported that it is not in a position to consider the merger proposal because RAH has entered into a lockup and option agreement for 9.2% of Riviera's outstanding stock held by Triple Five Investco LLC and Dominion Financial LLC, without prior approval by Riviera's board of directors. Such action by RAH has triggered the defensive provisions of Nevada's Business Combination Law and Riviera's articles of incorporation applicable to "substantial stockholders." Consequently, RAH and its related parties are disqualified from engaging in a merger or other combination with Riviera for the three-year period specified in the Business Combination Law.

         William L. Westerman, Riviera's Chairman and CEO, said, "We are deeply disappointed that RAH chose to proceed with this lockup and option agreement without board approval. Prior to taking that action, RAH and its related parties made repeated requests to Riviera to allow the acquisition or lockup of Triple Five's and Dominion Financial's shares in transactions that our board determined were not in the best interests of Riviera or its shareholders. We rejected RAH's requests because, among other reasons, they would have interfered with the ability of all Riviera shareholders to receive and respond to competing acquisition proposals and thereby get the highest value for their shares. RAH's lockup and option agreement for 9.2% of our stock, which takes that stock off the market for 90 to 180 days, is a prime example of what we repeatedly told RAH we would oppose.

         "As a result of RAH's acquisition of a lockup and option without Board approval, RAH and its related parties are not only disqualified from a merger or other combination with Riviera for three years, but if they buy our shares from Triple Five, Dominion Financial or anyone else without our board's prior approval, their voting rights as to those shares will be reduced to 1/100 of one vote per share, to the extent provided in our articles of incorporation."

About Riviera Holdings Corporation

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange under the symbol RIV.

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